Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

October 9, 2009

Hormel Foods Corporation

1 Hormel Place
Austin, Minnesota 55912

Re:                     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hormel Foods Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 19,000,000 shares (the “2009 LTIP Shares”) of common stock, par value $.0586 per share, of the Company (the “Common Stock”) pursuant to awards granted under the Hormel Foods Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”) and (ii) up to 200,000 shares (the “2009 Director Plan Shares”) of Common Stock pursuant to the Hormel Foods Corporation 2009 Nonemployee Director Deferred Stock Plan (the “2009 Director Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the 2009 LTIP Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2009 LTIP and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the 2009 Director Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2009 Director Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

RAR